Exhibit 10.1

Asure Software, Inc.
110 Wild Basin Road, Suite 100
Austin, Texas 78746

March 20, 2017

VIA EMAIL richard.cangemi@peopleguru.com

Mr. Richard S. Cangemi, as Stockholder Representative
1501 South Church Avenue
Tampa, Florida 33629

Re: Settlement Relating to Stock Purchase Agreement

Dear Rich:

Pursuant to letters dated October 18, 2016 and January 14, 2017, we asserted several claims for indemnifiable Losses under Section 9.02 of our Stock Purchase Agreement dated March 18, 2016 (the “Asserted Claims”), which you have rejected.  However, based upon our discussions, we have agreed to settle our disputes as to the Asserted Claims and any other claims that could have been asserted as of the date of this letter, and retire in full the Secured Subordinated Promissory Note dated March 18, 2016 in the face amount of $6,000,000 for a lump-sum payment by us of $5,879,000, to be made to you, as Stockholder Representative, within five business days after we both sign this letter.  Capitalized terms not otherwise defined in this letter have the same meanings as set forth in our Stock Purchase Agreement or our Asset Purchase Agreement, as the case may be.

Here are the additional details.

1. Mutual Release of Claims.  In consideration of the payment by us described above and the agreements of the parties in this letter, and subject to the other provisions of this letter agreement, Buyer, on the one hand, and Sellers, on the other hand, hereby release each other from any and all claims, causes of action, damages, liabilities and expenses, including attorneys’ fees, through the date hereof, arising out of or with respect to the Stock Purchase Agreement, the Asset Purchase Agreement and/or the Secured Subordinated Promissory Note, whether known or unknown, matured or unmatured, or fixed or contingent.  Upon receipt of payment as provided by this letter, Sellers will promptly mark as “paid” and return the original Secured Subordinated Promissory Note to Buyer.

2. Amendments to Stock Purchase Agreement.  Despite the release in Section 1 above, the following provisions of the Stock Purchase Agreement and Asset Purchase Agreement will remain in full force and effect:

(a) Sections 3.20 and 6.04 and Article XI of the Stock Purchase Agreement and Sections 4.13 and Article VIII of the Asset Purchase Agreement.

(b) Article VII of the Stock Purchase Agreement, as it relates to future claims for tax indemnification not previously known or knowable, except as further modified herein.

Richard S. Cangemi
March 20, 2017

(i) Clause (a) of Section 7.03 of the Stock Purchase Agreement is amended and restated to read “(a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.20 of this Agreement or in Section 4.13 of the Asset Purchase Agreement;”

(ii) Section 7.09 of the Stock Purchase Agreement is amended and restated to read as follows:

“Section 7.09 Payments. Notwithstanding any other provision of this Agreement, any amounts payable to Buyer pursuant to this Article VII shall be satisfied by payments in accordance with Section 9.06(a).  For the sake of clarity, the obligation to make any such payments is subject to the Basket but not to the Cap.  For the sake of further clarity, the Basket shall be deemed to reset to $0.00 as of the date this letter is executed by both parties.”

(c) Article IX of the Stock Purchase Agreement (excluding Section 9.03, which is deleted), except as further modified herein.

(i) Section 9.02 of the Stock Purchase Agreement is amended and restated to read as follows:

“Section 9.02 Indemnification By the Principal Shareholders. Subject to the other terms and conditions of this Article IX, the Principal Shareholders, jointly, shall indemnify and defend the Buyer and its Affiliates (including the Company after the Closing) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers after the Closing, pursuant to Section 6.04 of this Agreement.”

(ii) Section 9.04 of the Stock Purchase Agreement is amended and restated to read as follows:

“Section 9.04 Certain Limitations. The indemnification provided for in Section 9.02 shall be subject to the following limitations:

(a) the Principal Shareholders shall not be jointly liable to the Buyer Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses arising after March 20, 2017 in respect of indemnification under Section 9.02(a) and Article VII together exceeds $100,000.00 (the “Basket”), in which event the Principal Shareholders shall jointly be required to pay or be liable for all such Losses from the first dollar thereafter. The aggregate amount of all Losses (excluding any Losses relating to the Asserted Claims) for which the Principal Shareholders shall be liable pursuant to Section 9.02(a) shall not exceed $1,000,000.00 (the “Cap”).

(b) Reserved.

Richard S. Cangemi
March 20, 2017

(c) Reserved.

(d) For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.”

(iii) Section 9.06 of the Stock Purchase Agreement is amended to delete the last sentence of subsection (a) and delete and mark as reserved all of subsections (b) and (c).

3. Except as expressly set forth herein, it is the intent of the parties that the rights of either party to insist upon compliance with any provision of the Stock Purchase Agreement or the Asset Purchase Agreement are hereby terminated.

If this letter correctly summarizes our agreement, please so indicate by your signature below.

Very truly yours, Agreed to and accepted:

Asure Software, Inc.

                                /s/Richard S. Cangemi
                                Richard S. Cangemi, as Stockholder
                                Representative
By: /s/ Patrick Goepel

Its CEO